Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-204171) pertaining to the 2014 Omnibus Incentive Plan of Apple Hospitality REIT, Inc.;
(2)
Registration Statement (Form S-8 No. 333-279764) pertaining to the 2024 Omnibus Incentive Plan of Apple Hospitality REIT, Inc.;
(3)
Registration Statement (Form S-3ASR No. 333-285184) pertaining to the Prospectus of Apple Hospitality REIT, Inc.; and
(4)
Registration Statement (Form S-8 No. 333-287490) pertaining to the Employee Stock Purchase Plan of Apple Hospitality REIT, Inc.

of our report dated February 22, 2024, with respect to the consolidated financial statements of Apple Hospitality REIT, Inc., included in this Annual Report (Form 10-K) of Apple Hospitality REIT, Inc. for the year ended December 31, 2025.

/s/ ERNST & YOUNG LLP

Richmond, Virginia

February 23, 2026